EX-99.B(h)(2)

Schedule I

PLACEMENT AGENCY AGREEMENT

Wells Fargo Master Trust

Master Trust Portfolios

1. C&B Large Cap Value Portfolio

2. Disciplined Growth Portfolio

3. Equity Income Portfolio

4. Equity Value Portfolio

5. Index Portfolio

6. Inflation-Protected Bond Portfolio

7. International Core Portfolio

8. International Index Portfolio

9. International Growth Portfolio

10. International Value Portfolio

11. Large Cap Appreciation Portfolio

12. Large Company Growth Portfolio

13. Managed Fixed Income Portfolio

14. Small Cap Index Portfolio

15. Small Company Growth Portfolio

16. Small Company Value Portfolio

17. Stable Income Portfolio

18. Strategic Small Cap Value Portfolio1

19. Tactical Maturity Bond Portfolio

20. Total Return Bond Portfolio

Most recent annual approval by the Board of Trustees: April 4, 2005

Schedule A amended: October 1, 2005

[1]	On August 17, 2005, the Board of Trustees approved the establishment of the Strategic Small Cap Value Portfolio, which is expected to commence operations in 2005.